Exhibit 99.1

Certain Definitions

Set forth below are certain defined terms used herein. References to “T-Mobile,” the “Company,” “our Company,” “we,” “our,” “ours” and “us” refer to T-Mobile US, Inc. together with its direct and indirect subsidiaries, including T-Mobile USA and its subsidiaries.

“BCA Transactions” means (i) the merger of Galaxy Investment Holdings, Inc. a Delaware corporation, and Starburst I, Inc., a Delaware corporation with and into Huron Merger Sub LLC, a Delaware limited liability company (“T-Mobile Merger Company”), with T-Mobile Merger Company continuing as the surviving entity and as a wholly owned subsidiary of T-Mobile US and (ii) the merger of Superior Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of T-Mobile Merger Company, with and into Sprint, with Sprint continuing as the surviving corporation and as a wholly owned indirect subsidiary of T-Mobile US, which mergers were consummated immediately sequentially on April 1, 2020 (the “Closing Date”).

“Business Combination Agreement” means the Business Combination Agreement, dated as of April 29, 2018 (such agreement, together with all schedules and exhibits thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among T-Mobile US, Huron Merger Sub LLC, Superior Merger Sub Corporation, Sprint, Starburst I, Inc., Galaxy Investment Holdings, Inc., and for the limited purposes set forth therein, Deutsche Telekom, Deutsche Telekom Holding B.V., and SoftBank.

“Deutsche Telekom” means Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany.

“GAAP” means U.S. Generally Accepted Accounting Principles.

“LIBOR” means the London Inter-Bank Offered Rate.

“Merger” means the merger of Sprint with and into a subsidiary of Parent pursuant to the Business Combination Agreement, and the further contribution of 100% of the equity of Sprint to T-Mobile USA, which resulted in Sprint becoming a wholly-owned subsidiary of T-Mobile USA as of the Closing Date.

“New T-Mobile” means T-Mobile US, after consummation of the BCA Transactions and reflecting the combination of operations of T-Mobile and Sprint.

“Parent” or “T-Mobile US” means T-Mobile US, Inc., a Delaware corporation.

“SEC” means the U.S. Securities and Exchange Commission.

“Sprint” means Sprint Corporation, a Delaware corporation.

“SoftBank” means SoftBank Group Corp., a Japanese kabushiki kaisha.

“Sprint Debt Repayments” means collectively, (a) the repayment of the outstanding amounts under the Credit Agreement, dated as of February 3, 2017, as amended, by and among Sprint Communications, Inc., as borrower, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, (b) the repayment of amounts outstanding under (1) the Third Amended and Restated Receivables Sale and Contribution Agreement, dated as of June 29, 2018, as amended, by and among Sprint Spectrum L.P., as servicer, and certain Sprint Corporation subsidiaries, as originators and sellers, and certain special purpose entities, as purchasers and (2) the Third Amended and Restated Receivables Purchase Agreement, dated as of June 29, 2018, as amended, by and among Sprint Spectrum L.P., as servicer, certain Sprint Corporation special purpose entities, as sellers, certain commercial paper conduits and financial institutions from time to time party thereto, as purchaser agents, and Mizuho Bank, Ltd., as administrative agent and collateral agent, (c) the redemption of the 7.250% Guaranteed Notes due 2028 of Sprint and (d) the repayments of certain other indebtedness of Sprint and its subsidiaries, each of which was consummated on the Closing Date in connection with the BCA Transactions.

“T-Mobile Debt Repayments” means collectively, (a) the repayment of outstanding amounts under and termination of T-Mobile’s $4.0 billion secured term loan facility under the Term Loan Credit Agreement, dated November 9, 2015, among T-Mobile USA, as borrower, the Company, as a guarantor, the other guarantors party thereto, DB, as administrative agent and Deutsche Telekom, as lender, as amended (the “2015 T-Mobile Secured Term Loan Facility”) with no prepayment premium or penalty, (b) the repayment of outstanding amounts under and termination of T-Mobile’s three-year $1.0 billion senior unsecured revolving credit agreement with Deutsche Telekom, as administrative agent and lender (the “2016 T-Mobile Unsecured Revolving Credit Facility”) and T-Mobile’s three-year $1.5 billion senior secured revolving credit agreement with Deutsche Telekom, as administrative agent, collateral agent and lender (the “2016 T-Mobile Secured Revolving Credit Facility,” and together with the 2016 T-Mobile Unsecured Revolving Credit Facility, the “2016 T-Mobile Revolving Credit Facilities”) with no prepayment premium or penalty and (c) the repurchased, at par plus accrued and unpaid interest, our 5.300% Notes due 2021 and 6.000% Notes due 2024, the amounts outstanding under which facilities and notes were owed to Deutsche Telekom, each of which was consummated on the Closing Date in connection with the BCA Transactions.

“T-Mobile Maturity Amendments” means the amendment of the maturity dates applicable to the 5.125% Senior Notes due 2025-1 and the 5.375% Senior Notes due 2027-1 from April 15, 2025 to April 15, 2021 and from April 15, 2027 to April 15, 2022, respectively.

“T-Mobile USA” means T-Mobile USA, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020. The unaudited pro forma condensed combined financial information includes the historical results of T-Mobile and Sprint after giving pro forma effect to the BCA Transactions as described in this section and under “Notes to the Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations would have been had the Merger actually occurred on the dates indicated, nor do they purport to project the future consolidated results of operations for any future period or as of any future date. The allocation of the purchase price to the acquired assets and assumed liabilities of Sprint was based on the estimate of fair value. For the fair values of the assets acquired and liabilities assumed, we used the cost, income and market approaches, including market participant assumptions. The purchase price allocation and merger consideration was disclosed in Parent’s Annual Report on Form 10-K filed with the SEC on February 23, 2020 and will not be included herein as the allocation has not changed.  The unaudited pro forma adjustments are based upon available information and certain assumptions that T-Mobile believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The purchase adjustments relating to the Sprint and T-Mobile combined financial information are substantially complete except for the finalization of certain aspects of spectrum valuation, the valuation of certain income tax matters and loss contingencies.

All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement  of Operations

For the Year ended December 31, 2020

(Amounts in millions, except share and per share amounts)

	Historical									Pro Forma Consolidated
	T-Mobile	Sprint Corporation
	Twelve Months Ended December 31, 2020	Three Months Ended March 31, 2020		Reclassification Adjustments		Financing Adjustments		Proforma Adjustments		Year Ended December 31, 2020
Revenues
Total service revenues	50,395	5,352		(28)	3(a)	-		(92)	4(a)	54,801
								(826)	4(g)
Equipment revenues	17,312	-		2,452	3(b)	-		(25)	4(b)	19,054
								(506)	4(g)
								(160)	4(h)
								(19)	4(a)
Equipment sales	-	1,215		(1,215)	3(b)	-		-		-
Equipment rentals	-	1,237		(1,237)	3(b)	-		-		-
Other revenues	690	-		28	3(a)	-		24	4(b)	742

Total Revenues	68,397	7,804		-		-		(1,604)		74,597
Operating Expenses	-	-		-		-		-		-
Cost of services, exclusive of depreciation and amortization shown separately below	11,878	1,649		46	3(d)	-		(31)	4(g)	13,439
				29	3(f)			(54)	4(k)
								(78)	4(m)
Cost of equipment rentals (exclusive of depreciation below)	-	150		(150)	3(c)	-		-		-
Cost of equipment sales, exclusive of depreciation and amortization shown separately below	16,388	1,418		-		-		(519)	4(g)	17,117
								(160)	4(h)
								(10)	4(l)
Selling, general and administrative	18,926	2,021		4	3(d)	-		(199)	4(c)	20,400
				3	3(f)			(54)	4(b)
								(300)	4(g)
								(1)	4(m)
Depreciation and amortization	14,151	-		2,493	3(c)	-		(452)	4(d)	16,178
				(32)	3(f)			33	4(k)
								(15)	4(l)
Depreciation - network and other	-	1,160		(1,160)	3(c)	-		-		-
Depreciation - equipment rentals	-	1,070		(1,070)	3(c)	-		-		-
Amortization	-	113		(113)	3(c)	-		-		-
Goodwill impairment	418	-		-		-		-		418
Other, net	-	50		(50)	3(d)	-		-		-
Total operating expense	61,761	7,631		-		-		(1,840)		67,552
Operating income	6,636	173		-		-		236		7,045
Other income (expense)
Interest expense	(2,483)	(590)		-		(215)	4(f)	34	4(e)	(3,271)
								(17)	4(k)
Interest expense to affiliates	(247)	-		-		63	4(f)	-		(184)
Interest income	29	-		14	3(e)	-		-		43
Other expense, net	(405)	5		(14)	3(e)	-		-		(414)
Total other expense, net	(3,106)	(585)		-		(152)		17		(3,826)
Income (loss) before income taxes	3,530	(412)		-		(152)		253		3,219
Income tax benefit (expense)	(786)	579		-		33	4(i)	(55)	4(i)	(229)
Net Income (loss) from continuing operations	2,744	167		-		(119)		198		2,990
Less: Net loss (income) attributable to noncontrolling interest	-	-		-		-		-		-
Net income (loss)	2,744	167		-		(119)		198		2,990

Earnings per share
Basic	2.40	0.04								2.42
Diluted	2.37	0.04								2.39
Weighted-average shares outstanding
Basic	1,144,206,326	4,102,000,000	*							1,237,025,580
Diluted	1,154,749,428	4,102,000,000	*							1,249,266,006

*
Represents weighted-average shares outstanding for the twelve-months ended March 31, 2020 as presented in Sprint's audited consolidated financial statements contained in Exhibit 99.1 to Parent's Current Report on Form 8-K filed on May 18, 2020.

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to Article 11 of Regulation S-X. T-Mobile’s fiscal year end is December 31 and Sprint’s fiscal year end is March 31.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 gives effect to (i) the BCA Transactions as if they had been completed on January 1, 2020, the beginning of T-Mobile’s most recently completed fiscal year and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 was prepared using  New T-Mobile’s (the newly combined operations of Sprint and T-Mobile) combined historical audited condensed consolidated statement of comprehensive income for the year ended December 31, 2020, and Sprint’s historical unaudited condensed consolidated statement of comprehensive (loss) income for the three months ended March 31, 2020. Sprint’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2020 was derived by subtracting the historical unaudited condensed consolidated statements of comprehensive (loss) income for the nine months ending December 31, 2019 appearing in Sprint’s Quarterly Report on Form 10-Q file with the SEC on January 27, 2020 from the audited consolidated statement of operations for the fiscal year ended March 31, 2020 appearing in the Current Report on Form 8-K filed by T-Mobile US on May 18, 2020.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in Financial Accounting Standards Board (“FASB”) ASC Topic 805, Business Combinations (which we refer to as “ASC 805”), with T-Mobile treated as the accounting acquirer and Sprint as the accounting acquiree. We retained the services of certified valuation specialists to assist with assigning estimated values to certain acquired assets and assumed liabilities. As of December 31, 2020, the valuation of assets acquired and liabilities assumed is substantially complete except for the finalization of certain aspects of spectrum valuation, the valuation of certain income tax matters and loss contingencies.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the BCA Transactions, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of any anticipated synergies, operating efficiencies, or cost savings that may result from the BCA Transactions or of any integration costs.

This unaudited pro forma condensed combined financial information should be read in conjunction with:

●
the historical audited condensed consolidated financial statements of T-Mobile as of and for the year ended December 31, 2020 included in Parent’s Annual Report on Form 10-K filed with the SEC on February 23, 2021;

●
the separate historical unaudited consolidated financial statements of Sprint as of and for the nine months ended December 31, 2019, included in Sprint’s Quarterly Report on Form 10-Q filed with the SEC on January 27, 2020; and

●
the separate historical audited consolidated financial statements of Sprint as of and for the year ended March 31, 2020, included in the Current Report on Form 8-K filed with the SEC by Parent on May 18, 2020.

Note 2.	Significant Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in T-Mobile’s audited consolidated financial statements as of and for the year ended December 31, 2020. Management has determined that certain adjustments, including those described in Note 3 and Note 4 are necessary to conform Sprint’s financial statements to the accounting policies used by T-Mobile in the preparation of the unaudited pro forma condensed combined financial information. The adjustment amounts are subject to change as further assessment is performed and finalized for purchase accounting. These reclassifications and adjustments have no effect on previously reported total assets, total liabilities, equity, or results of operations of T-Mobile or Sprint.

T-Mobile adopted FASB Accounting Standards Update 2016-13, the new measurement of credit losses on financial instruments (the “new credit loss standard”) on January 1, 2020, while Sprint would have adopted the new credit loss standard on April 1, 2020. Sprint’s adoption of the new credit loss standard would have resulted in an immaterial impact to Sprint’s historical audited consolidated balance sheet as of March 31, 2020. As such, the pro forma condensed combined financial information does not include any pro forma adjustments to adjust Sprint’s historical financial results to reflect the adoption of the new credit loss standard on financial instruments standard as of January 1, 2020.

Note 3.	Reclassification Adjustments

The following reclassification adjustments were made to conform the presentation of Sprint’s financial information to T-Mobile’s presentation:

(a)	To reclassify $28 million of commissions earned from consigned inventory agreements to other revenues for the year ended December 31, 2020.

(b)	To reclassify $1,237 million and $1,215 million of equipment rentals and equipment sales, respectively, to equipment revenues for the year ended December 31, 2020.

(c)
To reclassify $150 million of cost of equipment rentals, $1,160 million of depreciation – network and other, $1,070 million of depreciation – equipment rentals, and $113 million of amortization to depreciation and amortization for the year ended December 31, 2020.

(d)
To reclassify $50 million of other, net of which $46 million was reclassified to cost of services and $4 million was reclassified to selling, general and administrative for the year ended December 31, 2020.

(e)	To reclassify $14 million of other income to interest income for the year ended December 31, 2020.

(f)
To reclassify $32 million of impairment charges from depreciation and amortization of which to $29 million was reclassified to cost of services and $3 million was reclassified to selling, general, and administrative for the year ended December 31, 2020.

Note 4.	Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations

(a)
Reflects a reduction in revenues due to the fair value adjustment of deferred revenues and costs recognized in the historical financial statements of Sprint. As a result, amortization associated with these items have been eliminated.

(b)
This adjustment represents the elimination of historical amortization related to certain contract assets written off as part of purchase accounting as they had no fair value. This adjustment is partially offset by the capitalization of incremental costs to acquire a contract upon adoption of ASC 340. As T-Mobile’s amortization period for these capitalized costs is generally shorter than Sprint’s amortization period, this adjustment reflects an acceleration of expenses associated with costs to acquire a contract.

For certain device sales to dealers, Sprint and T-Mobile provide a payment (reimbursement) for discounts subsequently passed on to an end customer. Sprint records an asset and recognizes these payments as a reduction of service revenue. T-Mobile views these payments as variable consideration in the sale of a device to its dealers and reduces equipment revenue at the point of sale to the dealer and this adjustment is made to conform with T-Mobile’s accounting policy.

In addition, Sprint generally does not impute interest on its equipment installment plan receivables in the direct channel under ASC 606, while T-Mobile does, resulting in a difference in application of ASC 606 reflected in this adjustment.

(c)
Reflects the adjustments to (i) reverse non-recurring transaction costs, which were recorded in T-Mobile and Sprint’s selling, general and administrative expenses, and (ii) reflect stock-based compensation expense for the post-combination portion of Sprint’s equity awards assumed by T-Mobile. The transaction costs reflected in the historical statements of operations and the adjustment to stock-based compensation expense are as follows:

Pro Forma Year Ended December 31, 2020
(in millions)
Reversal of T-Mobile transaction costs	$(202)
Reversal of Sprint transaction costs	(19)
Adjustment to stock-based compensation expense from equity-based awards	22
Adjustment for T-Mobile performance-based restricted stock unit awards expense	-
Pro forma adjustments to selling, general and administrative expense	$(199)

(d)
Represents the adjustments to record (i) the elimination of historical depreciation expense and recognition of new depreciation expense based on the fair value of property and equipment and (ii) the elimination of historical amortization expense and recognition of new amortization expense related to the identifiable intangible assets calculated on a straight-line basis, except for customer relationships, which is calculated using the sum-of-the-years’ digits method. The amortization expense for customer relationships, which is not calculated on a straight-line basis, for the 5 years post-merger are $688 million for 2020, $636 million for 2021, $592 million for 2022, $538 million for 2023, and $485 million for 2024. The depreciation of property and equipment is based on the estimated remaining useful lives of the assets and is calculated on a straight-line basis. The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized.

Pro Forma Year Ended December 31, 2020
(in millions)
Reversal of Sprint’s historical property and equipment depreciation	$(2,230)
Depreciation of purchased property and equipment assets	1,984
Reversal of Sprint’s historical intangible asset amortization	(1,098)
Amortization of purchased identifiable intangible assets	892
Pro forma adjustments to depreciation and amortization	$(452)

(e)	Reflects the adjustment to interest expense to accrete the interest related to the fair value of Sprint’s debt assumed by T-Mobile.

(f)
Reflects the adjustments to (i) reverse interest expense associated with Sprint Debt Repayments, T-Mobile Debt Repayments, and T-Mobile Maturity Amendments, (ii) recognition of new interest expense associated with the new facilities, and (iii) recognition of new interest expense associated with T-Mobile Maturity Amendments.

Pro Forma Year Ended December 31, 2020
(in millions)
Elimination of historical interest expense related to repayment of T-Mobile’s debt and T-Mobile’s modified notes	$178
Interest Expense related to T-Mobile’s modified notes	(115)
Financing adjustments to interest expense to affiliates	$63

Elimination of historical interest expense related to repayment of Sprint’s debt	$117
Interest expense related to new facilities	(332)
Financing adjustments to interest expense	$(215)

A sensitivity analysis on interest expense for the year ended December 31, 2020 has been performed to assess the effect of a change of 1/8% of the hypothetical variable interest rate would have on interest expense. The interest rate assumed for purposes of preparing this pro forma financial information related to the new revolving credit facility is approximately 1.42%. In addition, the interest rate assumed for term loan facility is 3.17%. The fixed interest rates for the Dollar Notes range from 3.50% to 4.50%. The rates for the revolving credit facility and the term loan facility consist of one-month LIBOR as of a recent date, plus certain margins specified in the definitive agreements entered into on April 1, 2020 in connection with the closing of the BCA Transactions. A 1/8% increase or decrease in interest rates would result in a change in interest expense of approximately $4 million for the year ended December 31, 2020. The sensitivity analysis includes the impact of the term loan facility repayment at par on October 9, 2020.

(g)
Reflects the elimination of the identified revenues and expenses of the Prepaid business, which was sold as of July 1, 2020 and is presented in discontinued operations as of the year ended December 31, 2020.

(h)	Reflects the adjustment to equipment revenues and cost of equipment sales for device sales to align with T-Mobile’s revenue recognition policy.

(i)
A blended federal and state statutory tax rate of 22.0%, net of tax effects on the state valuation allowance, for the year ended December 31, 2020, has been assumed for the pro forma adjustments. Additionally, this adjustment accounts for certain deductible and non-deductible costs associated with the BCA Transactions. The blended tax rate is not necessarily indicative of the effective tax rate of the combined company. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, cash needs, the geographical mix of income, and changes in tax law.

(j)
Represents the pro forma weighted average shares outstanding that have been calculated using the historical weighted average shares of T-Mobile common stock outstanding combined with the additional T-Mobile equity awards issued in conjunction with the BCA Transactions. No pro forma adjustment is made to shares and awards outstanding for the nine months ending December 31, 2020 as the shares were issued on April 1, 2020.

Pro Forma Basic Weighted Average Shares	Pro Forma Year Ended December 31, 2020
Historical T-Mobile weighted average shares outstanding - basic	863,629,270
Shares of T-Mobile common stock issued to Sprint stockholders pursuant to the Business Combination Agreement and Letter Agreement	373,396,310
Pro forma weighted average shares - basic	1,237,025,580

Pro Forma Diluted Weighted Average Shares	Pro Forma Year Ended December 31, 2020
Historical T-Mobile weighted average shares - diluted	1,154,749,428
Shares of T-Mobile common stock issued to Sprint stockholders pursuant to the Business Combination Agreement and Letter Agreement	93,349,078
Diluted impact of T-Mobile’s stock options and awards to replace Sprint’s stock options	135,000
Diluted impact of T-Mobile’s RSUs to replace Sprint’s RSUs and PSUs	1,032,500
Pro Forma weighted average shares - diluted	1,249,266,006

(k)
Reflects the adjustment for the lease-out and leaseback transaction arrangement with a tower operator to reflect the leaseback as a financing obligation with the cell towers included in property, plant and equipment.  As a result,  a portion of the payments are recognized as interest expense and the tower assets are depreciated to their residual value.

(l)	Reflects the pro forma fair value adjustment to Sprint handset inventory and resulting decrease in cost of services and depreciation expense.

(m)	Reflects the fair value adjustment for leased spectrum arrangements that have favorable and unfavorable terms compared to current market rates resulting in a net decrease to cost of services.